UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 5, 2015

Tech Data Corporation
(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida	33760
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 727-539-7429
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On November 5, 2015, Tech Data Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), which replaces the Company’s Credit Agreement entered into on September 27, 2011. The Credit Agreement, among other things, i) provides a $500 million revolving credit facility with a maturity date of November 5, 2020, ii) provides for an interest rate on borrowings, facility fees and letter of credit fees based on the Company’s non-credit enhanced senior unsecured debt rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, and iii) may be increased up to $750 million, subject to certain conditions. The Credit Agreement includes various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers, including a maximum debt to capitalization ratio and minimum interest coverage. The interest rate on the Credit Agreement is based on LIBOR (or similar interbank offered rates depending on currency draw) plus a predetermined margin that is based on the Company’s debt rating.
Bank of America, N.A. served as Administrative Agent with participation in the facility by: i) Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC as Joint Lead Arrangers, ii) Citibank N.A. and JPMorgan Chase Bank, N.A. as Co-Syndication Agents and iii) Suntrust Bank, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, Unicredit Bank AG, and HSBC Bank USA, National Association as Co-Documentation Agents.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation
Registrant

November 6, 2015	/s/ Charles V. Dannewitz
Date	Charles V. Dannewitz Executive Vice President & Chief Financial Officer